Exhibit 99.1

SMURFIT-STONE REPORTS THIRD QUARTER 2010 RESULTS

COMPANY POSTS STRONG EARNINGS AND OPERATING CASH FLOW

CREVE COEUR, Mo., and CHICAGO, Nov. 1, 2010 — Smurfit-Stone Container Corporation (NYSE: SSCC) today reported net income of $65 million, or $0.65 per diluted share, for the third quarter ended Sept. 30, 2010, compared with net income attributable to common stockholders of $1.41 billion, or $5.41 per diluted share, for the second quarter of 2010, and $65 million, or $0.25 per share, for the third quarter of 2009.

Smurfit-Stone’s third quarter 2010 adjusted net income was $76 million, or $0.76 per diluted share, up from adjusted net income of $2 million, or $0.01 per diluted share, in the second quarter of this year, and an adjusted net loss of ($23) million, or ($0.09) per diluted share, in the third quarter of 2009.  The adjustments in the third quarter of 2010 were primarily the exclusion of costs related to reorganization and restructuring.  The major adjustment in the second quarter of 2010 was the exclusion of $1.42 billion of income, including tax benefits, related to the Company’s emergence from bankruptcy.

Diluted Earnings Per Share Attributable to Common Stockholders

	Third	Second	Third
	Quarter	Quarter	Quarter
	2010	2010	2009

Net Income Attributable to Common Stockholders	$0.65	$5.41	$0.25

Adjustments	$0.11	$(5.40)	$(0.34)

Adjusted Net Income (Loss)	$0.76	$0.01	$(0.09)

Weighted Average Shares (MM)	100	261	257

The Company reported operating income of $142 million for the third quarter of 2010, compared to an operating loss of ($6) million in the second quarter of 2010, and operating income of $159 million in the third quarter of 2009.  The sequential improvement in operating income reflects increased net sales in the third quarter due to higher selling prices, lower maintenance-related downtime, lower fiber costs, and cost savings achieved in mill and container operations.  Third quarter 2009 operating income significantly benefitted from income related to the alternative fuel tax credits that were received in 2009.

Patrick J. Moore, Smurfit-Stone’s Chief Executive Officer, commented, “I am pleased with our strong third quarter performance, which benefitted from favorable pricing trends and lower input costs driven primarily fiber. Importantly, we are realizing cost savings and efficiency improvements from our financial restructuring, investments in our core business, and focused efforts such as our Operational Excellence initiative.  I’m proud of the efforts and commitment of our employees which contributed significantly to the strong quarter.  I view the positive momentum in the quarter as an important step in delivering on the accelerated performance improvement we are pursuing.”

Six CityPlace Drive, Creve Coeur, MO  63141   Phone: 314.656.5300  Web: Smurfit-stone.com

Adjusted EBITDA for the third quarter of 2010 was $239 million up from $102 million in the second quarter of 2010, and $94 million in the third quarter of 2009.  The sequential improvement in adjusted EBITDA reflects higher selling prices, reduced maintenance-related downtime and related expenses, lower fiber costs, and improvements in overall operating productivity including additional headcount reductions made in the quarter.

Net sales for the third quarter of this year were $1.63 billion, up 4.5 percent from $1.56 billion in the second quarter of 2010 and up 15.3 percent over sales of $1.42 billion in the third quarter of 2009.  The improvement in third quarter 2010 net sales is primarily due to higher average selling prices during the quarter.

Third Quarter Highlights

•                  The Company achieved very strong results in its first quarter since emerging from bankruptcy, demonstrating the performance capabilities of the new Smurfit-Stone.

•                  Ongoing efforts to reduce operating costs were also a significant contributor to higher earnings and cash generation in the quarter, with overall headcount being reduced by 460 positions in the quarter and 1,368 positions year to date.

•                  Strong cash generation, with cash balances growing by $124 million in the quarter, resulting in net debt of less than $730 million at September 30, 2010.

Outlook

Smurfit-Stone expects moderately lower sequential earnings in the fourth quarter from the third quarter, as continued price improvement will be more than offset by additional mill maintenance costs, normal seasonal demand declines and higher energy usage.  The Company also expects higher recycled fiber costs in the fourth quarter.

In addition to the major cost reduction focus in the business operations, the Company is undertaking a significant reduction in its selling, general and administrative costs, primarily through reductions of more than 450 positions for full-year 2010, or more than 14 percent of its workforce in these functions.  The Company expects to realize net savings of more than $50 million in 2011 as compared to 2010, and has identified opportunities for additional savings in 2012.

Conference Call and Webcast

Smurfit-Stone will host a conference call for analysts, institutional investors and shareholders on Monday, Nov. 1, 2010, at 8:30 a.m. Eastern Time. To access the call, participants should dial the number below approximately 10 minutes before the start time.

U.S. — (866) 783-2146 or International — (857) 350-1605

Passcode:  26779754

The call will also be webcast in a listen-only format with an accompanying slide presentation and can be accessed at www.smurfit-stone.com.

A replay of the conference call will be available through Nov. 15, 2010.  To access the replay, dial (888) 286-8010 (U.S.) or (617) 801-6888 (International), and enter passcode 99716475

A replay of the webcast will be available at www.smurfit-stone.com.

Contacts:	Sue Neumann (media): (314) 656-5287
Tim Griffith or Scott Dudley (investors): (314) 656-5553
www.smurfit-stone.com

Forward-Looking Statements & Non-GAAP Measures

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, pricing pressures in key product lines, seasonality, changes in input costs including recycled fiber and energy costs, as well as other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as updated from time to time in the Company’s Securities and Exchange Commission filings. In this press release, certain non-U.S. GAAP financial information is presented. A reconciliation of that information to U.S. GAAP financial measures and additional disclosure regarding our use of non-GAAP financial measures are included in the attached schedules.  The Company does not intend to review, revise or update any particular forward-looking statements in light of future events.

About Smurfit-Stone

Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and one of the world’s largest paper recyclers.   Smurfit-Stone generated revenue of $5.57 billion in 2009, has led the industry in safety every year since 2001, and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.  The company is a member of the Sustainable Forestry Initiative® .

(Financial statements follow)

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Three Months Ended	Three Months Ended	Six Months Ended	Nine Months Ended
	September 30,	September 30,	June 30,	June 30,	September 30,
(In millions, except per share data)	2010	2009	2010	2010	2009
Net sales	$1,634	$1,417	$1,563	$3,024	$4,195
Costs and expenses
Cost of goods sold	1,344	1,284	1,407	2,763	3,757
Selling and administrative expenses	141	137	143	294	428
Restructuring expenses	7	14	19	15	38
Loss on disposal of assets		2			3
Other operating income		(179)		(11)	(455)
Operating income (loss)	142	159	(6)	(37)	424
Other income (expense)
Interest expense, net	(23)	(72)	(10)	(23)	(217)
Debtor-in-possession debt issuance costs					(63)
Loss on early extinguishment of debt					(20)
Foreign currency exchange gains (losses)		(11)	9	3	(10)
Other, net	2	6	2	4	10
Income (loss) before reorganization items and income taxes	121	82	(5)	(53)	124
Reorganization items income (expense), net	(7)	(16)	1,219	1,178	(109)
Income before income taxes	114	66	1,214	1,125	15
(Provision for) benefit from income taxes	(49)	2	199	199	(3)
Net income	65	68	1,413	1,324	12
Preferred stock dividends and accretion		(3)	(2)	(4)	(9)
Net income attributable to common stockholders	$65	$65	$1,411	$1,320	$3

Basic earnings per common share
Net income attributable to common stockholders	$0.65	$0.25	$5.47	$5.12	$0.01
Weighted average shares outstanding	100	257	258	258	257

Diluted earnings per common share
Net income attributable to common stockholders	$0.65	$0.25	$5.41	$5.07	$0.01
Weighted average shares outstanding	100	257	261	261	257

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED BALANCE SHEETS

	Successor		Predecessor
	September 30,	June 30,	December 31,
(In millions, except share data)	2010	2010	2009
	(Unaudited)	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$464	$340	$704
Restricted cash		7	9
Receivables	750	739	615
Receivable for alternative energy tax credits	11	11	59
Inventories	529	496	452
Refundable income taxes	16	31	23
Prepaid expenses and other current assets	35	47	43
Total current assets	1,805	1,671	1,905
Net property, plant and equipment	4,370	4,405	3,081
Deferred income taxes			23
Goodwill	96	93
Intangible assets, net	76	77
Other assets	162	163	68
	$6,509	$6,409	$5,077
Liabilities and Stockholders’ Equity (Deficit)

Liabilities not subject to compromise
Current liabilities
Current maturities of long-term debt	$16	$18	$1,354
Accounts payable	519	515	387
Accrued compensation and payroll taxes	165	176	145
Interest payable	2	5	12
Other current liabilities	83	81	164
Total current liabilities	785	795	2,062
Long-term debt, less current maturities	1,176	1,176
Pension and postretirement benefits, net of current portion	1,632	1,639
Other long-term liabilities	138	140	117
Deferred income taxes	352	307
Total liabilities not subject to compromise	4,083	4,057	2,179

Liabilities subject to compromise			4,272
Total liabilities	4,083	4,057	6,451

Stockholders’ equity
Successor preferred stock, par value $.001 per share; 10,000,000 shares authorized; none issued and outstanding in 2010
Successor common stock, par value $.001 per share; 150,000,000 shares authorized; 91,062,636 issued and outstanding in 2010
Predecessor preferred stock, aggregate liquidation preference of $126; 25,000,000 shares authorized; 4,599,300 issued and outstanding in 2009			104
Predecessor common stock, par value $.01 per share; 400,000,000 shares authorized; 257,482,839 issued and outstanding in 2009			3
Additional paid-in capital	2,357	2,352	4,081
Retained earnings (deficit)	65		(4,883)
Accumulated other comprehensive income (loss)	4		(679)
Total stockholders’ equity (deficit)	2,426	2,352	(1,374)
	$6,509	$6,409	$5,077

SMURFIT-STONE CONTAINER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Successor	Predecessor
	Three Months Ended	Six Months Ended	Nine Months Ended
	September 30,	June 30,	September 30,
(In millions)	2010	2010	2009
Cash flows from operating activities
Net income	$65	$1,324	$12
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss on early extinguishment of debt			20
Depreciation, depletion and amortization	84	168	273
Debtor-in-possession debt issuance costs			63
Amortization of deferred debt issuance costs and original issue discount	3		5
Deferred income taxes	58	(201)	1
Pension and postretirement benefits	(16)	50	49
Loss on disposal of assets			3
Non-cash restructuring expense		7	6
Non-cash stock-based compensation	5	3	7
Non-cash foreign currency exchange (gains) losses		(3)	10
Gain due to plan effects		(580)
Gain due to fresh start accounting adjustments		(742)
Payments to settle pre-petition liabilities excluding debt		(202)
Non-cash reorganization items		101	65
Change in restricted cash for utility deposits	7	2	(9)
Change in operating assets and liabilities, net of effects from acquisitions and dispositions
Receivables and retained interest in receivables sold	(7)	(129)	(50)
Receivable for alternative energy tax credits		48	(58)
Inventories	(30)	1	35
Prepaid expenses and other current assets	12	1	(13)
Accounts payable and accrued liabilities	(9)	57	200
Interest payable	(2)	2	128
Other, net	(9)	8	46
Net cash provided by (used for) operating activities	161	(85)	793
Cash flows from investing activities
Expenditures for property, plant and equipment	(39)	(83)	(112)
Proceeds from property disposals	5	10	16
Advances to affiliates, net			(15)
Net cash used for investing activities	(34)	(73)	(111)
Cash flows from financing activities
Proceeds from exit credit facilities		1,200
Original issue discount		(12)
Net borrowings of debtor-in-possession financing			130
Net borrowings (repayments) of long-term debt	(3)	(1,347)	71
Repurchase of receivables			(385)
Debtor-in-possession debt issuance costs			(63)
Debt issuance costs on exit credit facilities and other financing costs		(47)
Net cash used for financing activities	(3)	(206)	(247)

Increase (decrease) in cash and cash equivalents	124	(364)	435
Cash and cash equivalents
Beginning of period	340	704	126
End of period	$464	$340	$561

SMURFIT-STONE CONTAINER CORPORATION

ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

(In Millions, Except Per Share Data)

(Unaudited)

	Successor (Note 1)	Predecessor (Note 1)
	3Q 10	3Q 09	2Q 10	June 2010 YTD	Sept 2009 YTD

Net income attributable to common stockholders (GAAP)	$65	$65	$1,411	$1,320	$3
Reorganization items (income) expense, net of income taxes	4	16	(1,419)	(1,378)	109
Debtor-in-possession financing costs	—	—	—	—	63
Alternative fuel mixture tax credits	—	(179)	—	(11)	(455)
Loss on early extinguishment of debt	—	—	—	—	20
Non-cash foreign currency exchange (gains) losses	—	11	(9)	(3)	10
Loss on sale of assets	—	2	—	—	2
Interest on Predecessor unsecured debt	—	48	—	—	131
Restructuring charges	4	14	19	15	38
Multi-employer pension plan withdrawal charge, net of income taxes	3	—	—	—	—
Adjusted net income (loss) attributable to common stockholders (Note 2)	$76	$(23)	$2	$(57)	$(79)

	Successor (Note 1)	Predecessor (Note 1)
	3Q 10	3Q 09	2Q 10	June 2010 YTD	Sept 2009 YTD

Net income per diluted share attributable to common stockholders (GAAP)	$0.65	$0.25	$5.41	$5.07	$0.01
Reorganization items (income) expense, net of income taxes	0.04	0.06	(5.44)	(5.28)	0.42
Debtor-in-possession financing costs	—	—	—	—	0.24
Alternative fuel mixture tax credits	—	(0.70)	—	(0.04)	(1.77)
Loss on early extinguishment of debt	—	—	—	—	0.08
Non-cash foreign currency exchange (gains) losses	—	0.04	(0.03)	(0.01)	0.04
Loss on sale of assets	—	0.01	—	—	0.01
Interest on Predecessor unsecured debt	—	0.19	—	—	0.51
Restructuring charges	0.04	0.06	0.07	0.06	0.15
Multi-employer pension plan withdrawal charge, net of income taxes	0.03	—	—	—	—
Adjusted net income (loss) per diluted share attributable to common stockholders (Note 2)	$0.76	$(0.09)	$0.01	$(0.20)	$(0.31)

Note 1:  For the Predecessor Company, adjustments to GAAP net income, other than reorganization items (income) expense, were not tax effected because it was more likely than not that substantially all of the deferred tax assets that were generated during bankruptcy would not be realized and we did not record any additional tax benefit for 2009 and the six months ended June 30, 2010.  Due to the effects of the Plan of Reorganization, we concluded that it was more likely than not that substantially all of the deferred tax assets would be realized and we recognized an income tax benefit related to reorganization items in the six months ended June 30, 2010.

For the Successor Company, for the three months ended September 30, 2010, we recorded a provision for income taxes related to the statement of operations.  As a result, the Successor period adjustments to net income are presented on a net of tax basis.

Note 2:  Exclusive of reorganization items (income) expense, debtor-in-possession financing costs, alternative fuel mixture tax credits, loss on early extinguishment of debt, non-cash foreign currency (gains) losses, loss on sale of assets, accrued but unpaid interest on Predecessor unsecured debt, restructuring charges and a multi-employer pension plan withdrawal charge.  Adjusted net income (loss) attributable to common stockholders and adjusted net income (loss) per diluted share attributable to common stockholders are non-GAAP financial measures.  See disclosure following regarding the use of non-GAAP financial measures.

Diluted earnings per common share computations for the three and six months ended June 30, 2010 were adjusted to reflect the assumed conversion of preferred stock into common stock because the effect was dilutive.

SMURFIT-STONE CONTAINER CORPORATION

EBITDA, As Defined Below

(In millions)

(Unaudited)

	Successor	Predecessor
	3Q 10	2Q 10	3Q 09

Net sales	$1,634	$1,563	$1,417

Net income	$65	$1,413	$68
(Benefit from) provision for income taxes	49	(199)	(2)
Interest expense, net	23	10	72
Depreciation, depletion and amortization	84	83	91
EBITDA	221	1,307	229

Reorganization items (income) expense	7	(1,219)	16
Restructuring charges	7	19	14
Alternative fuel mixture tax credits	—	—	(179)
Non-cash foreign currency exchange (gains) losses	—	(9)	11
Loss on sale of assets	—	—	2
Multi-employer pension plan withdrawal charge	4	—	—
Other	—	4	1

Adjusted EBITDA	$239	$102	$94

Adjusted EBITDA margin	14.6%	6.5%	6.6%

Other Financial Information:
Net cash provided by (used for) operating activities	$161	$(135)	$301
Capital expenditures	39	49	43
Pension expense	14	34	31
Pension contributions	31	12	1
Cash taxes refunded (paid)	9	(1)	—
Change in working capital	(36)	(2)	74
Containerboard, corrugated containers and reclamation operations segment operating profit	216	82	60

“EBITDA” is defined as net income before (benefit from) provision for income taxes, interest expense, net and depreciation, depletion and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted as indicated above.  EBITDA and Adjusted EBITDA are non-GAAP financial measures.  See disclosure following regarding the use of non-GAAP financial measures.

SMURFIT-STONE CONTAINER CORPORATION

STATISTICAL INFORMATION

	2010				2009
	Successor	Predecessor		Combined (1)	Predecessor
	3rd Qtr	2nd Qtr	1st Qtr	Sept YTD	3rd Qtr	2nd Qtr	1st Qtr	Sept YTD

Containerboard System
North American Mill Operating Rates (Containerboard Only)	99.7%	97.1%	100.0%	99.2%	87.2%	85.0%	82.4%	84.9%

North American Containerboard Production - M Tons	1,603	1,545	1,585	4,733	1,551	1,497	1,435	4,483
Sequential Avg. Domestic Linerboard Price Change	7.2%	13.2%	6.3%	N/A	-5.9%	-9.8%	-7.4%	N/A

Pulp Production - M Tons	73	72	62	207	78	76	66	220
SBS/Bleached Board Production - M Tons	32	31	35	98	29	32	33	94
Kraft Paper Production - M Tons	26	26	29	81	34	28	19	81

Total Maintenance Downtime Tons - M Tons	49	76	20	145	29	50	46	125

Corrugated Containers
North American Shipments - BSF	17.1	17.3	16.4	50.8	16.7	16.7	16.6	50.0
Per Day North American Shipments - MMSF	266.9	273.7	260.9	267.1	260.9	265.7	267.8	264.8
Sequential Avg. Corrugated Price Change	3.2%	3.6%	-0.6%	N/A	-2.6%	-3.0%	-0.9%	N/A

Fiber Reclaimed and Brokered - M Tons	1,494	1,468	1,423	4,385	1,317	1,280	1,241	3,838

(1)  Although the 2010 Successor Period and the 2010 Predecessor Period are distinct reporting periods, we combined the statistical information for the six months ended June 30, 2010 of the Predecessor with the three months ended September 30, 2010 of the Successor for analytical purposes.

SMURFIT-STONE CONTAINER CORPORATION

NON-GAAP FINANCIAL MEASURES

In the accompanying financial presentation, we use the financial measures “adjusted net income (loss) attributable to common stockholders” (adjusted net income (loss)), “adjusted net income (loss) per diluted share attributable to common stockholders” (adjusted net income (loss) per diluted share), “EBITDA” and “adjusted EBITDA” which are derived from our consolidated financial information but are not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). These measures are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (SEC) rules.  Adjusted net income (loss) and adjusted net income (loss) per diluted share are non-GAAP financial measures that exclude from net income (loss) attributable to common stockholders the effects of reorganization items (income) expense, debtor-in-possession financing costs, alternative fuel mixture tax credits, loss on early extinguishment of debt, non-cash foreign currency exchange (gains) losses, interest on Predecessor unsecured debt, restructuring charges, (gain) loss on sale of assets and a multi-employer pension plan withdrawal charge.  EBITDA is defined as net income (loss) before (provision for) benefit from income taxes, interest expense, net and depreciation, depletion and amortization.  Adjusted EBITDA is defined as EBITDA adjusted for reorganization items (income) expense, restructuring charges, debtor-in-possession financing costs, alternative fuel mixture tax credits, loss on early extinguishment of debt, non-cash foreign currency exchange (gains) losses, (gain) loss on sale of assets, a multi-employer pension plan withdrawal charge and other adjustments.

The accompanying financial presentation includes a reconciliation of net income (loss) attributable to common stockholders and net income (loss) per diluted share attributable to common stockholders, the most directly comparable GAAP financial measures, to adjusted net income (loss) and adjusted net income (loss) per diluted share, respectively.  A reconciliation of net (income) loss to EBITDA and adjusted EBITDA is also presented.

We use these supplemental non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors and to establish operational goals and forecasts that are used in allocating resources. These non-GAAP measures of operating results are reported to our board of directors, chief executive officer and our president and chief operating officer and are used to make strategic and operating decisions and assess performance.  These non-GAAP measures are presented to enhance an understanding of our operating results and are not intended to represent cash flows or results of operations.  We also believe these non-GAAP measures are beneficial to investors, potential investors and other key stakeholders, including analysts and creditors who use these measures in their evaluations of our performance from period to period and against the performance of other companies in our industry. Our creditors also use these measures to evaluate our ability to service our debt.  The use of these non-GAAP financial measures is beneficial to these stakeholders because they exclude certain items that management believes are not indicative of the on-going operating performance of our business, and including them would distort comparisons to our past operating performance.  Accordingly, we have excluded the adjustments, as detailed below, for the purpose of calculating these non-GAAP measures.

The following is an explanation of each of the adjustments that we have made to arrive at these non-GAAP measures for (1) the three months ended September 30, 2010 of the Successor, (2) the six months ended June 30, 2010 of the Predecessor and (3) the three and nine months ended

September 30, 2009 of the Predecessor, as well as the reasons management believes each of these items is not indicative of operating performance:

•                              Reorganization items (income) expense, net of income taxes - These income and expense items are directly related to the process of our reorganizing under Chapter 11 and the Companies’ Creditors Arrangement Act in Canada.  The items include gain due to plan effects, gain due to fresh start accounting adjustments, provision for rejected/settled executory contracts and leases, accounts payable settlement gains and professional fees.  These income and expense items are not considered indicative of our ongoing operating performance and are not used by us to assess our operating performance.

•                              Debtor-in-possession (DIP) financing costs - These expenses were incurred and paid during the first quarter of 2009 in connection with entering into the DIP Credit Agreement.  These expense items are not considered indicative of our ongoing operating performance and are not used by us to assess our operating performance.

•                              Alternative fuel mixture tax credits - These amounts represent an excise tax credit for alternative fuel mixtures produced by a taxpayer for sale, or for use as a fuel in a taxpayer’s trade or business, through December 31, 2009, at which time the credit expired.  These items are not considered indicative of our ongoing operating performance and are not used by us to assess our operating performance.

•                              Loss on early extinguishment of debt - These losses represent unamortized deferred debt issuance cost and call premiums charged to expense in connection with our financing activities.  These losses were not considered indicative of our ongoing operating performance because they related to specific financing activities and were not used by us to assess our operating performance.

•                              Non-cash foreign currency (gains) losses - Through June 30, 2010, the functional currency for our Canadian operations was the U.S. dollar.  Fluctuations in Canadian dollar-denominated monetary assets and liabilities resulted in non-cash gains or losses.  We excluded the impact of foreign currency exchange gains and losses because the impact of foreign exchange is highly variable and difficult to predict from period to period and is not tied to our operating performance.  These gains or losses are not considered indicative of our ongoing operating performance and are not used by us to assess our operating performance.

•                              Interest on Predecessor unsecured debt - These amounts represent the post-petition interest accrued on unsecured debt from the time of our bankruptcy filing, which was stayed and not paid as a result of the bankruptcy proceedings.  In the fourth quarter of 2009, we concluded it was not probable that interest expense that was accrued from the time of our bankruptcy filing through November 30, 2009, would be an allowed claim.  This expense was not considered indicative of our ongoing operating performance and was excluded by management in assessing our operating performance.

•                              Restructuring charges - These adjustments represent the write-down of assets, primarily property, plant and equipment, to estimated net realizable values, the acceleration of depreciation for equipment to be abandoned or taken out of service, severance costs and other costs associated with our restructuring activities. These income and expense items were not considered indicative of our ongoing operating performance and were excluded by management in assessing our operating performance.

•                              (Gain) loss on sale of assets — These amounts represent gains and losses we recognized related to the sale of non-strategic assets.  These gains and losses were not considered indicative of ongoing operating performance and were excluded by management in assessing our operating performance.

•                              Multi-employer pension plan withdrawal charge — This amount represents the charge associated with the withdrawal from a multi-employer pension plan.  This expense item was not considered indicative of our ongoing operating performance and was excluded by management in assessing our operating performance.

•                              Other - These adjustments principally represent amounts accrued under our 2009 long-term incentive plan.  These income and expense items were not considered indicative of our ongoing operating performance and were excluded by management in assessing our operating performance.

Adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA and adjusted EBITDA have certain material limitations associated with their use as compared to net income (loss).  These limitations are primarily due to the exclusion of certain amounts that are material to our consolidated results of operations, as discussed above.  In addition, these adjusted net income (loss) and EBITDA measures may differ from adjusted net income (loss) and EBITDA calculations of other companies in our industry, limiting their usefulness as comparative measures.  Because of these limitations, adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA and adjusted EBITDA should be read in conjunction with our consolidated financial statements prepared in accordance with GAAP.  We compensate for these limitations by relying primarily on our GAAP results and using adjusted net income (loss), adjusted net income (loss) per diluted share, EBITDA and adjusted EBITDA only as supplemental measures of our operating performance.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial statements prepared in accordance with GAAP.

We believe that providing these non-GAAP measures in addition to the related GAAP measures provides investors greater transparency to the information our management uses for financial and operational decision-making and allows investors to see our results as management sees them. We also believe that providing this information better enables investors to understand our operating performance and to evaluate the methodology used by our management to evaluate and measure our operating performance, and the methodology and financial measures used by our board of directors to assess management’s performance.